Exhibit 10.5

ASSURED GUARANTY LTD.

EXECUTIVE SEVERANCE PLAN

Effective February 9, 2012

ASSURED GUARANTY LTD. EXECUTIVE SEVERANCE PLAN

CERTIFICATE

I, James M. Michener, General Counsel and Secretary of Assured Guaranty Ltd., hereby certify that the attached document is a full, true and complete copy of the Assured Guaranty Ltd. Executive Severance Plan in effect on February 9, 2012.

Dated this 24th day of April, 2012

/s/ James M. Michener

General and Secretary as Aforesaid

(Seal)

ASSURED GUARANTY LTD.

EXECUTIVE SEVERANCE PLAN

Table of Contents

Section 1	Definitions

Section 2	Purpose of Plan

Section 3	Eligibility and Participation

Section 4	Administration

Section 5	Termination of Employment Other Than a Qualifying Termination

Section 6	Termination of Employment Due to a Qualifying Termination

Section 7	Participant Obligations

Section 8	Claims

Section 9	Taxes

Section 10	Term of Plan; Amendment and Termination of Plan

Section 11	Miscellaneous

ASSURED GUARANTY LTD.

EXECUTIVE SEVERANCE PLAN

1.0           DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1           “Board” shall mean the Board of Directors of the Company.

1.2           “Bonus” shall mean the 3-year average of the annual bonuses paid or payable to the Participant with respect to the 3 most recently completed calendar years immediately preceding the Separation Date.  For a Participant who has not been employed by the Company or a Participating Employer during the 3 most recently completed calendar years immediately preceding the Separation Date, the average annual bonus amount shall be calculated based on the number of full calendar years of employment immediately preceding the Separation Date.  For a Participant who has not been employed long enough to receive an annual bonus with respect to 1 completed calendar year, the annual bonus amount shall be equal to the Participant’s annual target bonus.

1.3           “Cause” shall mean the occurrence of any of the following:

(1)           conviction or admission of guilt by the Participant of a felony involving moral turpitude; or

(2)           violation of Sections 7.2, 7.3, 7.4, or 7.5 of the Plan; or

(3)           failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or

(4)           the Participant, in carrying out his or her duties, has been guilty of (1) a willful, serious, and continued failure to perform his or her duties, (2) willful and serious misconduct or (3) a willful and material breach of the Company Code of Conduct; provided, however, that any act, or failure to act, by the Participant shall not constitute Cause for purposes of this Plan if such act, or failure to act, was committed, or omitted, by the Participant in good faith and in a manner he or she reasonably believed to be in the best interests of the Company,

1.4           “CEO” shall mean the Executive serving as the chief executive officer of the Company at the relevant time.

1.5           “Change in Control” shall be as defined in the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan as in effect on the Effective Date.

1.6          “Change-in-Control Date” shall mean the date that a Change in Control first occurs.

1.7           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8           “Committee” shall mean the Board’s Compensation Committee as constituted from time to time.

1.9           “Company” shall mean Assured Guaranty Ltd., a Bermuda corporation, including any successor entity or any successor to the business by purchase of the assets of the Company that has assumed the Plan.

1.10         “Competitive Activity” shall mean (i) the Participant’s engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company or any affiliate and which, during the period covered by the Participant’s employment, were conducted by the Company or any affiliate; or (ii) the Participant’s engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate.

1.11         “Effective Date” shall mean February 9, 2012.

1.12         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13         “Executive” shall mean a regular full-time employee of the Company or any Participating Employer with executive, managerial or similar duties and responsibilities.

1.14         “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent:

(1)           a significant reduction of the Participant’s responsibilities or status; or

(2)           a reduction in the Participant’s salary, bonus potential, or a material  reduction of benefits;

but only if the conditions described in clauses (1) or (2) constitute a material negative change to the Participant in the service relationship, as that phrase is used in Treas. Reg. §1.409A-1(n)(2)(i).

In order for a termination of employment to constitute termination for Good Reason, a Participant must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after the occurrence of the event that the Participant believes constitutes Good Reason.  Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate the Participant’s employment for that Good Reason event.  The Company will have a period of 30 days after receipt of such notice in which to cure the Good Reason.  If the Good Reason is cured within this period, the Participant will not be entitled to the Severance Payment under the Plan.  If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, the Participant will be entitled to Severance Payment under the Plan subject to the terms and conditions hereof, and such Participant’s actual Separation Date will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period during which the Company may cure the Good Reason, whichever is earlier.

1.15         “Health Continuation Amount” shall mean, to the extent a Participant participates in the health and/or dental plans of the Company or a Participating Employer as of the Separation Date, an amount equal to twelve (12) months of health and/or dental premium payments as determined under Section 4980B of the Code, and Sections 601-609 of ERISA and determined for a Participant based on such Participant’s elections as in effect on such Participant’s Separation Date.

1.16         “Initial Participants” shall mean the individuals serving as the CEO, the Chief Operating Officer of the Company, the General Counsel of the Company and the Chief Financial Officer of the Company as of the Effective Date.

1.17         “Participant” shall mean an Executive who has been designated to participate in the Plan in accordance with Section 3 below and who is participating in the Plan on the Separation Date.

1.18         “Participating Employer” means a subsidiary or affiliate of the Company that participates in the Plan.

1.19         “Plan” shall mean the Assured Guaranty Ltd. Executive Severance Plan.

1.20         “Pro-Rata Bonus” means an amount equal to the Bonus for a Participant for the year in which such Participant incurs a Separation Date multiplied by a fraction, the numerator of which shall equal the number of days worked in the year between January 1st of such year and the Separation Date and the numerator of which shall equal 365.

1.21         “Qualifying Termination” means either: (i) a termination of a Participant’s employment by the Company or Participating Employer without Cause or (ii) a voluntary termination of a Participant’s employment by the Participant for Good Reason.

1.22         “Restricted Period” shall mean the period commencing on the Participant’s Separation Date and continuing until the end of the first anniversary of the Separation Date.

1.23         “Salary” shall mean the Participant’s annual base salary as approved by the Committee and as in effect as of the Separation Date (without regard to any reduction in such Participant’s annual base salary which constitutes Good Reason).

1.24         “Severance Payment” means a lump-sum cash payment equal to the sum of:

(a)           an amount equal to the Pro-Rata Bonus, plus

(b)           an amount equal to one year of the Participant’s Salary, plus

(c)           an amount equal to the Participant’s Bonus, plus

(d)           an amount equal to the Health Continuation Amount.

1.25         “Separation Date” shall mean the date a Participant’s employment with the Company and/or Participating Employer is terminated; provided, however that the Participant’s employment shall not be considered terminated while the Participant is on a bona fide leave of absence (determined in accordance with Treasury Regulation Section 1.409A-1(h)); provided, further, however, that the determination of a Participant’s termination of employment by reason of a sale of assets, sale of stock, spin-off or other similar transaction of the Company or Participating Employer will be made in accordance with Treasury Regulation Section 1.409A-1(h).

2.0           PURPOSE AND HISTORY OF PLAN

2.1           Purpose.  Assured Guaranty Ltd. Executive Severance Plan (the “Plan”) is maintained by the Company:

(a)           to provide the terms and conditions relating to an Executive’s separation from service from the Company and/or a Participating Employer; and

(b)           to retain certain highly qualified individuals as Executives; and

(c)           to maintain the focus of such Executives on the business of the Company and to mitigate the distractions caused by the possibility that the Executive’s employment may be terminated.

2.2           Effective Date.  The Plan is effective with respect to a Participant’s Separation Date occurring on or after the Effective Date.

2.3           ERISA.  The Plan is intended to qualify as an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) and, accordingly, the Plan is intended to be subject to ERISA.  In addition, the Plan is intended to qualify as a “top-hat” plan (as such term is commonly used under the ERISA regulations promulgated by the U.S. Department of Labor) since it provides benefits only to a select group of management or highly compensated employees of the Company.  The Committee may remove an Executive from eligibility to participate in the Plan if the Committee determines that such Executive’s participation will cause the Plan to fail to qualify as a top-hat plan.

3.0           ELIGIBILITY AND PARTICIPATION

3.1           Participation.  Participants shall consist of the Initial Participants and those Executives designated by the Committee.  Subject to Section 2.3, an Executive who becomes a Participant shall remain a Participant until the termination of the Plan in accordance with Section 10 below.

3.2           Committee Approval; Participant Agreement.  Notwithstanding anything contained in the Plan to the contrary, no Initial Participant nor other Executive designated by the Committee in accordance with Section 3.1 above shall become a Participant until such designation has been approved in writing by the Committee and such Executive has agreed in writing to be a Participant and to be subject to all applicable terms of the Plan.

3.3           Exclusion from Participation.  Notwithstanding anything contained in the Plan to the contrary, an Executive is not eligible to participate in the Plan and will be excluded from coverage under the Plan if such Executive is a party to an individual arrangement or written employment agreement providing severance payments other than pursuant to the Plan.

4.0           ADMINISTRATION

4.1           Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2           Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)           to determine and designate Executives eligible for participation in the Plan;

(b)           to approve Participants designated by the CEO;

(c)           to determine or calculate a Participant’s Severance Payment;

(d)           to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)           to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)            to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)           to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)           to make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason; and

(i)            to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3           Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.

4.5           Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6           Information.  The Company and Participating Employers shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, termination or death.  Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

4.7           Liability.  No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8           Indemnification.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

5.0           TERMINATION OF EMPLOYMENT OTHER THAN A QUALIFYING TERMINATION

5.1           Separation Event.  In the event that the Participant incurs a termination of employment for any reason other than a Qualifying Termination, the Participant shall be entitled to payments and benefits described in this Section 5.

5.2           Accrued Obligations.  The Company shall pay to the Participant on the regularly-scheduled payroll date immediately following the Separation Date, a lump-sum cash payment equal to the Participant’s earned but unpaid Salary through the Participant’s Separation Date.

5.3           Cash Severance Payments.  The Participant shall not be entitled to, and the Company shall have no obligation to pay to the Participant, the Severance Payment.

5.4           Benefit Plans.  Any other rights and benefits of the Participant which may be available pursuant to any employee benefits plans, policies, and practices of the Company or applicable Participating Employer shall be determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the Participant’s Separation Date.

5.5           No Other Payments or Benefits.  Following a Participant’s termination of employment for any reason other than a Qualifying Termination, except as set forth in this Section 5, a Participant shall have no further rights to any compensation or any other benefits under this Plan.

6.0           TERMINATION OF EMPLOYMENT DUE TO A QUALIFYING TERMINATION

6.1           Separation Event.  In the event that the Participant incurs a termination of employment that constitutes a Qualifying Termination, the Participant shall be entitled to payments and benefits described in this Section 6.

6.2           Accrued Obligations.  The Company shall pay to the Participant on the regularly-scheduled payroll date immediately following the Separation Date, a lump-sum cash payment equal to the Participant’s earned but unpaid Salary through the Participant’s Separation Date.

6.3           Cash Severance Payments.  Subject to the Participant’s compliance with the Participant’s obligations as provided below in Section 7, including, but not limited to, the Participant’s obligation to timely sign and not revoke a release as provided in Section 7.1, the Company shall pay the Severance Payment to the Participant within the sixty-day period following the Separation Date.

6.4           Benefit Plans.  Any other rights and benefits of the Participant which may be available pursuant to any employee benefits plans, policies, and practices of the Company or applicable Participating Employer shall be determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the Participant’s Separation Date.

6.5           No Other Payments or Benefits.  Following a Participant’s termination of employment for any reason other than a Qualifying Termination, except as set forth in this Section 6, Participant shall have no further rights to any compensation or any other benefits under this Plan.

7.0           PARTICIPANT OBLIGATIONS

7.1           Waiver and Release.  As a condition precedent for receiving the Severance Payment provided under Section 6 above, a Participant shall execute a waiver and release substantially in the form attached to the Plan as Exhibit A; provided that the Severance Payment under Section 6 above shall be payable only if the release is executed and returned to the Company and any period during which the Participant may revoke such release has expired not later than the sixty-day anniversary of the Participant’s Separation Date; provided, further that if the release is not effective prior to the sixty-day anniversary of the Participant’s Separation Date, the Participant shall immediately forfeit any right to the Severance Payment; provided, further, that, if the sixty-day period described above during which the Participant may consider signing the release begins in one calendar year and ends in a second calendar year, no portion of the Severance Payment shall be made earlier than the first day of the second calendar year.

7.2           Non-competition and Non-solicitation.  A Participant shall not, at any time during his or her employment with the Company or a Participating Employer, directly or indirectly engage in a Competitive Activity.  During the Restricted Period, a Participant shall not at any time, directly or indirectly, engage in a Competitive Activity, if a Participant either (i) incurs a termination of employment that constitutes a Qualifying Termination or (ii) incurs a termination of employment for any other reason and the Company, in its sole discretion, agrees to pay the Participant an amount equal to one year of the Participant’s Salary.

7.3           Confidentiality.  The Participant covenants that he or she shall not, without the prior written consent of the Company use, or disclose to any person (other than an employee of either of the Company or Participating Employer, or other person, to whom disclosure is necessary to the performance by the Participant of his or her duties in the employ of the Company or Participating Employer) any confidential or proprietary information about the Company or any affiliate or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Participant). The foregoing covenants by the Participant shall be without limitation as to time and geographic applications.

7.4           Non-Disparagement.  At all times prior to and following the Separation Date, a Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its affiliates.

7.5           Full Time and Attention.  The Participant agrees to devote his or her full business time exclusively to the business affairs of the Company, and to perform his or her duties faithfully.  Subject to the demands of his or her position with the Company, the Participant shall be permitted to: (i) deliver lectures and fulfill speaking engagements; and (ii) engage in industry, charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Participant in connection with such activities shall be for the personal account of the Participant and shall not be reimbursed by the Company, unless based on the Committee’s view it is done for the overall benefit of the Company in forwarding its image, business abilities or quality of staff.

7.6           Resignation as Officer and Director.  On or before the Separation Date, the Participant shall submit to the Company in writing his or her resignation (as applicable)  as (i) an officer of the Company and of all affiliates and (ii) a member of the Board and of the board of directors of all affiliates.

7.7           Return of Company Property.  Immediately following the Separation Date, a Participant shall immediately return to the Company all Company or affiliate property in his or her  possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any affiliate, its customers and clients or its prospective customers and clients.

7.8           Cooperation.  Following the Separation Date, a Participant shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for his or her other business or personal commitments, in any matter relating to his or her position with the Company, or his or her expertise or experience as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company.  In no event shall his or her cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient.  The Company agrees that (i) it shall promptly reimburse the Participant for his or her reasonable and documented expenses in connection with his or her rendering assistance and/or cooperation under this Section 7.8, upon his or her presentation of documentation for such expenses and (ii) the Participant shall be reasonably compensated for any continued material services as required under this Section 7.8.

7.9           Enforcement of Section 7.  Notwithstanding anything in the Plan to the contrary, if a Participant materially violates any provision of this Section 7, then, to the extent the Severance Payment has not yet been paid, such Participant shall immediately forfeit any right, title and interest to the Severance Payment and, to the extent that the Severance Payment has previously been paid, such Participant shall be required to repay the Severance Payment to the Company.

7.10         Enforcement of Non-competition, Non-solicitation and Confidentiality Covenants.  Without intending to limit the remedies available to the Company or Participating Employer for the breach of any of the Participant’s covenants in this Section 7, the Participant acknowledges and agrees that damages at law are an insufficient remedy for the Company or Participating Employer and that, accordingly, the Company or Participating Employer shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. The Parties acknowledge that each of the covenants contained in this Section 7 is an essential element of this Plan. If any covenant or term of this Section 7 is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect of any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in this Section 7 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

8.0           CLAIMS

8.1           Claims Procedure.  If a Participant believes that he or she is entitled to payments and benefits under the Plan that are not provided, or such Participant disagrees with any other action taken by the Committee with respect to the Plan, then the Participant may submit a claim to the Committee in writing.  A claim must be made in writing and submitted within sixty days of such Participant’s Separation Date.  In the event such Participant makes a claim for benefits beyond sixty days of such Participant’s Separation Date, then such Participant is expressly precluded from receiving the Severance Payment under the Plan.

8.2           Claims Review Procedure.  The claimant will be notified in writing by the Committee if the claim under the Plan is denied within ninety days after receipt of the claim by the Committee (which may be extended to 180 days if required).  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  If the Committee requires an extension of time to respond to the appeal, the claimant (or his or her representative) will receive notice of the reason for the extension within the initial ninety-day period and a date by which he or she can expect a decision.  If a claim for benefits under the Plan is denied in full or in part, the claimant (or his or her representative) may appeal the decision to the Committee. To appeal a decision, the claimant (or his or her representative) must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within sixty days after he or she received notice of the claim denial described above.  The claimant (or his or her representative) may also include information or other documentation in support of his or her claim.  The claimant (or his or her representative) will be notified of a decision within sixty days (which may be extended to 120 days, if required) of the date the appeal is received.  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  If the Committee requires an extension of time to respond to the appeal, the claimant (or his or her representative) will receive notice of the reason for the extension within the initial sixty-day period and a date by which he or she can expect a decision.  If the original denial is upheld on first appeal, the claimant (or his or her representative)  may request a review of this decision.  The claimant (or his or her representative) may submit a written request for reconsideration to the Committee (as listed below) within sixty days after receiving the denial.  The claimant (or his or her representative) can review all plan documents in preparing the appeal and he or she may be represented by a qualified person during the appeal process.  Any documents or records that support your position must be submitted with your appeal letter.  The claim will be reviewed, and the claimant (or his or her representative) will receive written notice of the decision within sixty days (which may be extended to 120 days, if required).  The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.  Any decision on final appeal will be final, conclusive and binding upon all parties.  If the final appeal is denied, however, the claimant (or his or her representative) will be advised of his or her right to file a claim in court.  It is the Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply a deferential (“arbitrary and capricious”) standard and not a de novo review.

8.3           Dispute Resolution.  The Participant may not bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above.  No legal action may be commenced at all unless commenced no later than 1 year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits will apply in any forum where the individual may initiate such a suit.

9.0           TAXES

9.1           Withholding Taxes.  The Company or Participating Employer shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company or Participating Employer determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

9.2           Section 409A of the Code.  The Severance Payment is not intended to be subject to Section 409A of the Code and is intended to be paid within the period necessary to satisfy the exemption from Section 409A of the Code for short term deferrals set forth in Treas. Reg. § 1.409A-1(b)(4)(i).  Notwithstanding anything contained in the Plan to the contrary, if the Severance Payment is a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, including, to the extent applicable, amounts payable under another plan or agreement between the Participant and the Company or applicable Participating Employer (the “Protected Amount”) and if the Protected Amount is payable upon a separation from service, then the Severance Payment amount shall be paid at the same time and in the same form as the Protected Amount.  Payments payable under the Plan triggered by a termination of employment that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code shall not be made unless such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code.  Notwithstanding any other provision in the Plan to the contrary, if the Participant is a “specified employee” on the date of his or her separation from service within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(h), payments and benefits payable under the Plan due to a separation from service that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code that would otherwise be paid or provided during the six-month period commencing on the separation from service, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code.

9.3           No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company, the Participating Employers, any affiliate, and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a

Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

10.0         TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

10.1         Term of Plan.  The Plan shall remain in effect until the Board terminates the Plan.

10.2         Amendment of Plan.  The Plan may be amended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be amended during the period commencing on the 180th day immediately preceding a Change-in-Control Date and ending on the 2nd anniversary of such Change-in-Control Date without the written consent of each Participant with respect to such Participant’s rights under the Plan.

10.3         Termination of Plan.  The Plan may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be terminated or suspended during the period commencing on the 180th day immediately preceding a Change-in-Control Date and ending on the 2nd anniversary of such Change-in-Control Date without the written consent of each Participant with respect to such Participant’s rights under the Plan.

10.4         No Adverse Effect.  If the Plan is amended, terminated, or suspended in accordance with Sections 10.2 or 10.3 above, such action shall not adversely affect the rights or benefits of an Initial Participant without the written consent of such Initial Participant.

11.0         MISCELLANEOUS

11.1         No Mitigation.  A Participant shall be under no obligation to seek other employment following the Separation Date and there shall be no offset against amounts due the Participant under the Plan on account of any compensation attributable to any subsequent employment.

11.2         No Duplication of Benefits.  Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or a Participating Employer, a prevailing practice of the Company or a Participating Employer, or any oral statement made by or on behalf of the Company or a Participating Employer will entitle a Participant to receive duplicate benefits in connection with a voluntary or involuntary termination of employment.  For example, a Participant is not eligible for payments and benefits under both this Plan and a change in control letter agreement between such Participant and the Company or any Participating Employer.  The Company’s (or any Participating Employer’s) obligation of the Company to make payments under the Plan will be expressly conditioned upon the Participant not receiving duplicate payments.  In addition, if a Participant becomes entitled to the Severance Payment under the Plan, such Participant will not receive payment of a bonus for the year in which the Separation Date occurs (other than the Bonus and Pro-Rata Bonus portion of the Severance Payment).

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an employee under another plan of the Company or a Participating Employer (or their affiliates) or an agreement with an employee and the Company or a Participating Employer (or their affiliates), including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Section 409A of the Code, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Section 409A of the Code or (ii) further deferred in violation of Section 409A of the Code.

11.3         Offset for U.S. Expatriates.  The Severance Payment to which a Participant becomes entitled under the Plan will be reduced (but not below zero) for U.S. expatriates by a amount equal to any payments of severance required to be paid by law in any country other than the U.S.  Any offset shall be applied in a manner consistent with Section 409A of the Code to the extent that either the Severance Payment or the payments required by any law in any country other than U.S. law are subject to Section 409A of the Code.

11.4         Unfunded Obligation.  All severance payments and benefits under the Plan constitute unfunded obligations of the Company and the Participating Employers.  Severance payments will be made, as due, from the general funds of the Company or the Participating Employers.  The Plan constitutes solely an unsecured promise by the Company and the Participating Employers to provide severance benefits to a Participant to the extent provided in the Plan.

11.5         No Right to Continued Employment.  The Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Participating Employer reserves the right to terminate the employment of any employee at any time.  The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Participating Employer.

11.6         Indemnification.  The Company shall indemnify each Participant in accordance with its Articles of Incorporation.

11.7         Other Rights.  The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

11.8         Governing Law.  The Plan shall be governed by and construed in accordance with the laws of New York without reference to principles of conflict of laws, except as superseded by ERISA and other applicable law.

11.9         Severability.  If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

11.10       Incapacity.  If the Committee determines that a Participant is unable to care for his or her affairs because of illness or accident, any benefit due the Participant may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

11.11       Transferability of Rights.  The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business.  No Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid.

11.12       Oral Statements.  The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any Participating Employer regarding eligibility, severance payments and benefits.

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this        day of          , 201  , by and between Assured Guaranty Ltd. (the “Company”), and                             , (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Termination of Employment.  Company and the Executive agree that her employment with Company will cease effective [DATE] which shall be referred to herein as the “Termination Date”. Executive’s participation in all Company benefit plans, except as otherwise stated herein and as expressly provided in the Assured Guaranty Ltd. Executive Severance Plan (the “Plan”), will cease on the Termination Date. The Executive further agrees that she will not hereafter seek reinstatement, recall or reemployment with Company.

2.             Severance Payment.

(a)           Company shall pay the Executive severance benefits pursuant to the terms of  the Plan.

(b)           The terms of the Plan requires that the Executive executes a release in the form provided by Company and agreed to by the Executive.

(c)           (1)[Company shall pay or distribute to the Executive benefits pursuant to the terms of Assured Guaranty Ltd. 2004 Equity Long-Term Incentive Plan (the “Equity Plan”).

(d)           In order to be eligible for certain benefits pursuant to grants made pursuant to the Equity Plan, the terms of such awards require that the Executive executes a release in the form provided by Company and agreed to by the Executive.]

(e)           The payments described in this Paragraph 2 will not be counted as compensation for any employee benefit plan or program, except as contemplated by the Plan.

3.             General Release.  In consideration of the payments to be made by Company to the Executive in Paragraph 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with her counsel, releases and discharges Company, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that she ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as

(1)           Where this release contains bracketed language, the determination of whether bracketed language will be used, or which option contained within the bracketed language will be used, will depend on the circumstances of an Executive’s termination of employment.

general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the New York Human Rights Law, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving her employment with Company, the termination of her employment with Company, or involving any continuing effects of her employment with Company or termination of employment with Company, including any claims arising under the Plan.  The Executive further acknowledges that she is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  The Executive hereby expressly waives, surrenders and agrees to forego any protection to which she would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of New York.

4.             [NOTE:  At the time of termination, Paragraph 4 will be added disclosing all rights or payments (in addition to those listed in Paragraph 2) to which the Executive remains entitled notwithstanding the release in Paragraph 3.]

5.             Covenant Not to Sue.  The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that her Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

6.             Severability.  If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.             Waiver.  A waiver by Company of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive.  No waiver shall be valid unless in writing and signed by an authorized officer of  Company. A waiver by Executive of a breach of any provision of this Release by Company shall not operate or be construed as a waiver or estoppel of any subsequent breach by Company.  No waiver shall be valid unless in writing and signed by Executive.

8.             No Admission of Wrongdoing.  Nothing in this Agreement shall be deemed an admission of wrongdoing or any kind of liability by Company.

9.             Non-Disclosure.  The Executive agrees that she will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this

Release’s terms and amounts to any person other than her attorney, accountant, tax advisor, or immediate family.

10.           Representation.  Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a)           this Agreement is written in a manner understood by Executive;

(b)           this release refers to and waives any and all rights or claims that she may have arising under the Age Discrimination in Employment Act, as amended;

(c)           Executive has not waived any rights arising after the date of this Agreement;

(d)           Executive has received valuable consideration in exchange for the release in addition to amounts Executive is already entitled to receive; and

(e)           Executive has been advised to consult with an attorney prior to executing this Agreement.

(f)            [A list of the job titles and ages of all individuals eligible to and not eligible to receive severance is attached hereto as Exhibit A.]

11.           Consideration and Revocation.  Executive is receiving this Agreement on [DATE], and Executive shall be given [twenty one (21) days] [forty five (45) days] from receipt of this Agreement to consider whether to sign the Agreement.  Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above [twenty one (21) day] [forty five (45) day] period.  Moreover, Executive shall have seven (7) days following execution to revoke this Agreement in writing to [NAME] and the Agreement shall not take effect until those seven (7) days have ended.

12.           Amendment.  This Release may not be altered, amended, or modified except in writing signed by both the Executive and  Company.

13.           Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

14.           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither party may assign its respective interests hereunder without the express written consent of the other party, except that Company will honor any written instructions about the direction of severance payments included in Executive’s will or other estate planning documents.

15.           Applicable Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of New York.

16.           Execution of Release.  This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Agreement less than [21 days] [45 days] after she receives it from  Company, she confirms that she does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, [EMPLOYEE NAME] and COMPANY have voluntarily signed this Agreement and General Release on the date set forth above.

Assured Guaranty Ltd.	Executive Name

By:

Its:
Executive Name

Date	Date

[EXHIBIT A    (Sample)

Job Title (Eligible)	Age(s)

Job Title (Not Eligible)	Age(s)]